                            Michael T. Williams, Esq.
                               2503 W. Gardner Ct.
                                 Tampa FL 33611
                               Phone: 813.831.9348
                                Fax: 813.832.5284
                         e-mail: wmslaw@tampabay.rr.com

October 10, 2003

Abazias, Inc.

Via e-mail and fax

Re:  Legal Services Agreement

Dear Sirs:

     This letter sets forth the terms by which I shall be engaged in connection with matters described below. I agree that the terms and conditions of the engagement shall be as set forth in this letter.

1.   Engagement. I have been engaged as special counsel for Abazias, Inc.
 ["Company"].

The engagement shall be limited to the assistance with following matters:

        o   The preparation of a Forms 10K-SB, 10Q-SB, and 8-K [Item 5 only]
        o   The preparation of Forms 3, 4, 5, and 13D/G
        o   Availability to respond to general securities law questions

No other services, including but not limited to services in connection with the offer or sale of securities in a capital-raising transaction, services that directly or indirectly promote or maintain a market for your securities, or services in connection with a reverse merger with a shell company shall be the subject of or provided under this Agreement.

The term of the engagement shall be through the period ending December 31, 2003.

2.   Fees, Costs and Expenses. My fee shall be 750,000 shares of your common stock, to be registered on form S-8.

3.   Sale Restrictions. My sale of the stock shall be restricted as set forth in
Schedule A attached hereto.

                               Sincerely,

                              /s/  Michael T. Williams
                                   Michael  T.  Williams,  Esq.

                                    EXHIBIT A

                                    BLEED-OUT

Williams agrees that during the period from the date hereof 11 months hereafter
(the "Lock-Up Period"), Williams shall not (except as permitted below), without the prior written consent of the Company, directly or indirectly, offer, issue, sell, contract to sell (including, without limitation, any short sale), grant any option for the sale of, pledge, or otherwise dispose of or transfer
("Transfer") any shares for a 3 month period after the closing of the
Hunno/Abazias merger and thereafter more than 100,000 shares of common stock in any one month period; on a non-cumulative basis [meaning if I don't sell 100,000 shares in a month, I am still restricted to 100,000 shares the following month]
provided, however, the foregoing restrictions shall not apply to (i)
dispositions by gift, will or by the laws of descent and distribution, or otherwise to Williams's parents, siblings, spouse, children, or grandchildren,
(ii) a trust for the benefit of Williams's parents, siblings, spouse, children, or grandchildren, (iii) a partnership, the general partner of which is Williams or Williams's parents, siblings, spouse, children, or grandchildren, or a corporation or limited liability company, a majority of whose outstanding equity securities is owned of record or beneficially by Williams or by any of the foregoing; provided that, in each case, such transferee agrees in writing to be bound by the terms hereof.